Contact:  Robert J. Goehring                For Immediate Release
              (860) 648-8041                          May 5, 1998


     Gerber Scientific, Inc. Announces Successful Tender for
                           Spandex PLC


South  Windsor,  CT  --  Gerber  Scientific,  Inc.  (NYSE:   GRB)
announced  today  that it had received valid acceptances  of  its
offers   for   the  share  capital  of  Spandex   PLC   (Spandex)
representing  95.2%  of  the company's outstanding  shares.   The
offers have now been declared wholly unconditional and will remain open for additional acceptances until further notice. The
offers   value  the  company  at  approximately  109.2   million GBP
(approximately $183 million). Spandex is the largest distributor of equipment and related materials to the signmaking industry in Europe and North America.

George Gentile, Chairman and Chief Executive Officer of Gerber said, "I am delighted that the offers have been successfully completed. We welcome the employees of Spandex and look forward to working with them to continue Spandex's success and replicate this success in new markets."

Gerber Scientific, Inc. (http://www.gerberscientific.com) designs, manufactures and sells sophisticated automation hardware and software products for use in the optical, apparel and flexible goods, signmaking and specialty graphics, automotive, and aerospace industries. Headquartered in South Windsor, Connecticut, the company operates through four wholly-owned subsidiaries: Gerber Coburn, Gerber Technology, Gerber Scientific Products, and Spandex PLC.